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                                                                  Exhibit No. 99

FOR IMMEDIATE RELEASE

Contact:  Michael Trevino
          Mary Alice Horstman
          Media Relations
          (847) 402-5600

          Robert Block
          Phil Dorn
          Investor Relations
          (847) 402-2800

        ALLSTATE CORPORATION ANNOUNCES SECOND QUARTER CATASTROPHE LOSSES

Northbrook, IL - July 10, 2001 - The Allstate Corporation announced today that its pre-tax catastrophe losses for the second quarter of 2001 are estimated to be $536 million. Several severe spring storms, including flood damage caused by Tropical Storm Allison, caused approximately $446 million in losses. In addition, $90 million of additional reserves will be recorded to provide for resolution of claims remaining from the 1994 earthquake in Northridge, California.

The estimated catastrophe losses would add 9.7 points to the combined ratio for the second quarter of 2001 and impact after-tax diluted earnings per share by approximately $.48. By comparison, second quarter 2000 catastrophe losses were $367 million pre-tax, which added 6.7 points to the combined ratio and impacted after-tax diluted earnings per share by $.32.

"This has been an active spring storm season, combined with significant damage due to Tropical Storm Allison," said Chairman, President and CEO Edward M. Liddy. "We are in the business of taking care of our customers when disasters strike, and this is an example of our commitment to be there when our customers need us."

Through the first half of 2001, estimated pre-tax catastrophe losses are $618 million. The estimated catastrophe losses would add 5.6 points to the combined ratio for the first half of 2001 and impact after-tax diluted earnings per share by $.55. By comparison, the pre-tax catastrophe losses for the first half of 2000 were $749 million, which added 6.8 points to the combined ratio, and impacted after-tax diluted earnings per share by $.64.

This press release contains forward-looking statements about Allstate's catastrophe losses and their potential impact on its financial results. Such statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Allstate's actual results may differ materially from those projected in the forward-looking statements. Allstate is still receiving and evaluating claims related to the catastrophes occurring in the second quarter of 2001.


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The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate(R)" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. Encompass-SM- and Deerbrook-SM- Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products.


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